EXHIBIT 1.0

EXECUTION COPY

AMENDMENT TO BRIDGE LOAN AGREEMENT

This AMENDMENT dated as of December 11, 2015 (this “Amendment”) between 58.COM INC., a company incorporated under the laws of the Cayman Islands (the “Company”), and OHIO RIVER INVESTMENT LIMITED, a company organized under the laws of the British Virgin Islands (the “Lender”).

WHEREAS, the parties hereto entered into a certain Bridge Loan Agreement dated as of July 31, 2015 (as amended hereby or from time to time in accordance with its terms, the “Agreement”) pursuant to which the Company has borrowed from the Lender a bridge loan in an aggregate principal amount of US$400,000,000 (the “Loan”) evidenced by a convertible promissory note dated July 31, 2015 issued by the Company to the Lender (the “Note”), on the terms and subject to the conditions set forth in the Agreement and the Note; and

WHEREAS, the parties wish to amend or restructure certain terms of the Loan and the Note, as set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and in the Agreement and the Note, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

Section 1.     Definitions. Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

Section 2.     Closing. The closing for the transactions contemplated by this Amendment (the “Amendment Closing”) shall occur remotely via the electronic exchange of documents and signatures, at 12:00 p.m., Hong Kong time, on the date hereof, or at such other time and place upon which the Company and Lender shall agree. At the Amendment Closing:

(a) The Lender shall surrender the original Note to the Company.

(b) The Company shall:

(i) issue and allot to the Lender 4,267,344 Class A Shares (the “Amendment Conversion Shares”); and

(ii) issue and deliver to the Lender a convertible promissory note (the “Amended Note”) in form and substance identical to the Note, except that (i) the principal amount of the Amended Note shall be TWO HUNDRED SEVENTY-FIVE MILLION UNITED STATES DOLLARS (US$275,000,000), (ii) the date of “December 20, 2015” in Section 1(a) of the Note shall be replaced with “June 20, 2016” in Section 1(a) of the Amended Note and (iii) the interest rate of “5% per annum” in the first paragraph of the Note shall be replaced with “6% per annum” in the first paragraph of the Amended Note.

(c) The Company shall cause entries on its register of members to be entered with respect to the Lender (or its designee) and the Amendment Conversion Shares, and an executive officer of the Company shall provide a written certification to the Lender that the register has been so updated.

Section 3.     Amendment Conversion Shares. The parties acknowledge and agree that the Amendment Conversion Shares are “Conversion Shares” for purposes of the Agreement and the Note and are being issued in exchange for the cancellation of a portion of the indebtedness outstanding under the Note equal to US$132,287,671.23, consisting of US$125,000,000 in principal, together with accrued but unpaid interest on the principal amount of the Note (i.e. US$400,000,000) as of December 11, 2015.

Section 4.     The Amended Note. The parties acknowledge and agree that the Amended Note is being issued in substitution for the Note. For the avoidance of doubt, the Amended Note shall be dated as of the date of the Amendment Closing, and interest shall accrue upon the principal amount of the Amended Note in accordance with the terms of the Agreement and the Amended Note from and after the date of the Amended Note and shall continue to accrue in accordance with such terms from and after the date hereof.

Section 5.     Certain Terms of the Agreement. Effective upon the Amendment Closing:

(a) All references in the Agreement to the “Loan” shall be deemed to be references to the Loan as restructured pursuant to this Amendment, i.e., a bridge loan from the Lender to the Company in an aggregate principal amount of US$275,000,000, which Loan is evidenced by the Amended Note.

(b) All references in the Agreement to the “Note” shall be deemed to be references to the Amended Note.

(c) All references in the Agreement to “Maturity Date” shall be deemed to be references to the “Maturity Date” as defined in Section 1(a) of the Amended Note.

(d) The definition of “ADSs” in Section 1 of the Agreement shall be amended by deletion of its entirety and the substitution in its place of the following text:

“ADSs” means the American Depositary Shares of the Company, each representing two (2) Class A Shares or such other number of Class A Shares as may be determined by the Company from time to time and notified to the Lender.

(e) The definition of “Base Rate” in Section 1 of the Agreement shall be amended by deletion of its entirety and the substitution in its place of the following text:

“Base Rate” means a rate of interest equal to six percent (6%) per annum based on a 365-day year.

(f) The following text shall be added to the Agreement as a new Section 2.11:

Section 2.11. Supplemental Listing Application. The Company shall, as soon as practicable after the issuance of any Conversion Shares, at its own cost file with the New York Stock Exchange a supplemental listing application in respect of the Conversion Shares.

Section 6.     Certain Representations. The Company represents to the Lender, on the date hereof and as of the Amendment Closing, as follows:

(a) Authorization and Enforceability. The execution, delivery and performance of this Amendment and the Amended Note by the Company has been duly authorized by all necessary corporate action on the part of the Company. This Amendment and the Amended Note have been duly executed and delivered by the Company and, assuming in the case of this Amendment due authorization, execution and delivery by the Lender, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally. Without limiting the generality of the foregoing, no approval by the shareholders of the Company is or will be required in connection with this Amendment, the Amended Note, the Amendment Conversion Shares, the performance by the Company of its obligations hereunder or under any other Finance Document, or the consummation by the Company of the transactions contemplated hereby or thereby (including the issuance of the Amended Note, the Amendment Conversion Shares or any other Conversion Shares).

(b) No Violation. The execution, delivery and performance by the Company of this Amendment and the Amended Note, the issue and delivery of the Amendment Conversion Shares and the issue and delivery of any other Conversion Shares upon conversion of the Amended Note, the carrying out of the other transactions contemplated by the Finance Documents and the compliance by the Company with the terms and conditions of the Amended Note do not and will not (i) violate, conflict with or result in the breach of any provision of the Memorandum and Articles (or similar organizational documents) of the Company, (ii) subject to the truth and accuracy of the representations and warranties of the Lender, conflict with or violate any Law or Governmental Order applicable to the Company or any of the assets, properties or businesses of the Company, (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company is a party or result in the creation of any Lien upon any of the properties or assets of the Company, or (iv) infringe the rules and regulations of any stock exchange on which the securities of the Company are listed, other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not have, individually or in the aggregate, a Material Adverse Effect.

(c) Valid Issuance of Amended Note. The Amended Note has been duly and validly authorized for issuance to the Lender by the Company, free and clear of any Liens, and when issued and delivered by the Company at the Amendment Closing in accordance with the terms of this Amendment, the Amended Note will be a legally binding and valid obligation of the Company and enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

(d) Amendment Conversion Shares. The Amendment Conversion Shares (i) have been duly authorized and validly issued, are fully paid and nonassessable, and are free from preemptive rights and free of any Lien or adverse claim; (ii) rank paripassu and carry the same rights and privileges in all respects as any other Class A Shares issued by the Company and are entitled to all dividends and other distributions declared, paid or made thereon; and (iii) are not subject to calls for further funds.

Section 7.     Miscellaneous.

(a) Except as specifically set forth herein, the terms of this Amendment shall not be deemed to be a consent, waiver, amendment or modification with respect to any term, condition or obligation of any party in the Agreement or any other Finance Document or other agreement and shall not obligate any party to agree to any other amendment or waiver to the Agreement or any other Finance Document or other agreement. The Agreement, as amended by this Amendment, remains in full force and effect.

(b) This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(c) The parties hereby designate this Amendment and the Amended Note as “Finance Documents” for all purposes of the Agreement and any other Finance Document.

(d) This Amendment shall be governed by and construed according to the Laws of the State of New York.

(e) Any dispute, controversy or claim arising out of or relating to this Amendment, including, but not limited to, any question regarding the breach, termination or invalidity thereof, shall be finally resolved by arbitration in Hong Kong in accordance with the administered rules (the “Rules”) of the Hong Kong International Arbitration Centre (the “HKIAC”) in force at the time of commencement of the arbitration, which Rules are deemed to be incorporated by reference into this Section. The number of arbitrators shall be three and shall be selected in accordance with the Rules. All selections shall be made within thirty (30) days after the selecting party gives or receives, as the case may be, the demand for arbitration. The seat of the arbitration shall be in Hong Kong and the language to be used shall be English. Any arbitration award shall be (i) in writing and shall contain the reasons for the decision, (ii) final and binding on the parties and (iii) enforceable in any court of competent jurisdiction, and the parties agree to be bound thereby and to act accordingly.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on the date and year first written above.

58.COM INC.

By:	/s/ Jinbo Yao Name: Jinbo Yao Title: CEO

OHIO RIVER INVESTMENT LIMITED

By:	/s/ Huateng Ma Name: Huateng Ma Title: Authorized Signatory

[Signature Page – Amendment to Bridge Loan Agreement]